Exhibit 99.1

NASDAQ: FIZZ For Immediat Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE REPORTS

LESS THAN TYPICAL RESULTS

FIRST QUARTER FY2014

FORT LAUDERDALE, FL, September 5, 2013 . . . National Beverage Corp. (NASDAQ:FIZZ) today reported results for the first quarter of Fiscal Year 2014.

For the comparable first quarters FY2014 vs. FY2013:

●	Revenues decreased 6% to $172 million
●	Net income decreased 16% to $12 million
●	Earnings per share decreased 16% to $.26

“Should we have the most credible reason for these results (and we could have), would it make a difference?” asked Nick A. Caporella, Chairman and Chief Executive Officer on a recent management call. “Does it make us feel less contrite relative to the credibility of the justification?” he queried. “There can be no allowable regrets in business or fumbles on the field (deck) of Endeavor – none . . . (no one even knows how to practice them),” quipped Caporella.

“From mega retailers to soft drink giants, the summer of ’13 will symbolically claim its victims! Consequently, the culmination of nervousness of a ‘whiplashed’ consumer to the ‘knee jerk’ reaction of Big Cola . . . all segments of soft drink sales were affected – as retailers and soft drink companies subsequently disclosed. The lowering of prices being Big Cola’s response – further complicated the situation! Cooler weather compounded already weakened consumer spirits,” indicated Caporella.

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National Beverage Corp.

“The consumer revolted in anger to yo-yo pricing; Big Cola’s pricing tactics didn’t stop the sales and market share declines. Yesteryear’s shopper had higher disposable income and a more comfortable, content state of mind; discount pricing resulted in greater single purchases – NOT this tense summer of ’13!” Caporella continued.

“Maybe everyone learned an invaluable lesson – ‘No instant fix for a distraught consumer!’

Good soft drinks are to the human race what sunshine is to a picnic! Thankfully, after the Fourth of July – normalcy returned to most markets and . . . hopefully attitudes,” Caporella stated.

“As I repeat from our Annual Report, look at our track record over the past twenty years – no mental degradation has occurred! Judge us by all four quarters next July 2014. Certainly, we have come to know – precious rainbows usually require both rain and sunshine! Team National’s results were obtained by diligence and untiring determination. We are Disappointed – Yes; Contrite – Certainly; Resilient – Absolutely . . .” a heartfelt Caporella concluded.

National Beverage’s iconic brands are the genuine essence . . . of America.

“Patriotism” – If Only We Could Bottle It!

Fun, Flavor and Vitality . . . the National Beverage Way

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings. The Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.